Contact:      Robert Klein
              212-983-1399

                                                           For Immediate Release
                                                           ---------------------

         NEW YORK, Nov. 27--The board of directors of Easco, Inc. (Nasdaq: ESCO) announced today that the company has appointed Norman E. Wells, Jr. as president and chief executive officer of the company, Terry D. Smith as chief financial officer of the company, and Joseph M. Byers as vice president - sales and marketing of the company.

         Mr. Wells was previously president and chief executive officer of CasTech Aluminum Group Inc. Prior to joining CasTech and its predecessor company, Mr. Wells was employed by Kaiser Aluminum Corporation from 1976 to 1989 in all facets of operations management. Mr. Wells received his M.B.A. from Gonzaga University and his B.S. in metallurgy and industrial engineering from the University of Washington.

         Mr. Smith was previously chief financial officer, secretary and treasurer of CasTech. Prior to joining CasTech, Mr. Smith's work experience includes Coopers & Lybrand as a certified public accountant. He obtained a B.S. in accounting from the University of Akron and is enrolled in the Advanced Management Program at the Wharton School of the University of Pennsylvania.

         Mr. Byers was previously vice president, sales and marketing of Barmet, a subsidiary of CasTech. Mr. Byers' experience prior to joining CasTech includes sales management positions with Alcoa from 1973 to 1991. He graduated from Allegheny College with a B.A. in political science.

         Easco also announced separately that it expects to report a loss for the fourth quarter of 1996, including special charges associated with incentive compensation and severance payments.

         CasTech is a leading manufacturer of continuous cast aluminum sheet and electrical wiring products, including two divisions which operate five manufacturing facilities. In 1995, CasTech had sales of $403 million. In September 1996, CasTech was acquired by Commonwealth Aluminum. Prior to its sale, CasTech was listed on the New York Stock Exchange.

         Easco, Inc. is the largest independent extruder of soft alloy aluminum products in the United States and is a leading producer of painted extrusions. The company operates 23 aluminum extrusion presses and three casting facilities. Its products include standard and custom profiles, conduit, drawn tubing and vinyl extrusions.

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
Contact: Norman Wells
         President and Chief Executive Officer
         Easco, Inc.
         (330) 545-4311

                                                           For Immediate Release
                                                           ---------------------

         GIRARD, Ohio, Nov. 27--Easco, Inc. (Nasdaq: ESCO) announced today that the company has appointed James R. McKeithan as vice president - manufacturing. The position was previously vacant.

         Mr. McKeithan was previously vice president, production of CasTech Aluminum Group Inc. Prior to joining CasTech and its predecessor company, Mr. McKeithan was employed by Kaiser Aluminum Corporation from 1968 to 1992 in all facets of operations management. Mr. McKeithan received his B.S. in engineering operations from North Carolina University, Chapel Hill.

         CasTech is a leading manufacturer of continuous cast aluminum sheet and electrical wiring products, including two divisions which operate five manufacturing facilities. In 1995, CasTech had sales of $403 million. In September 1996, CasTech was acquired by Commonwealth Aluminum. Prior to its sale, CasTech was listed on the New York Stock Exchange.

         Easco, Inc. is the largest independent extruder of soft alloy aluminum products in the United States and is a leading producer of painted extrusions. The company operates 23 aluminum extrusion presses and three casting facilities. Its products include standard and custom profiles, conduit, drawn tubing and vinyl extrusions.



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November 27, 1996
(0413)